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                                                                    EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT


We consent to the references to our firm under the captions 'Summary Historical and Pro Forma Financial Data,' 'Selected Historical Financial Data,' and 'Experts' and to the use of our report dated March 23, 1998 (except for the matters discussed in the last paragraph of Notes 13 and 17, as to which the date is April 24, 1998) with respect to the combined financial statements and schedule of Graham Packaging Group included in Amendment No. 1 to the Registration Statement (Form S-4, No. 333-53603) and related Prospectus of Graham Packaging Company, GPC Capital Corp. I, Graham Packaging Holdings Company and GPC Capital Corp. II dated July 10, 1998.


                                          /S/ ERNST & YOUNG LLP

Harrisburg, Pennsylvania
July 9, 1998